EATON VANCE ADVISERS SENIOR FLOATING-RATE FUND

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

     AMENDMENT made this 21st day of December, 1998 to the Administration Agreement dated February 20, 1998 (the "Agreement"), between Eaton Vance Advisers Senior Floating-Rate Fund, a Massachusetts business trust (the "Fund"), and Eaton Vance Management, a Massachusetts business trust (the "Administrator").

     Pursuant to Section 7 of the Agreement, the first paragraph of section 2. is amended to read as follows:

     2. COMPENSATION OF THE ADMINISTRATOR. For the services, payments and facilities to be furnished hereunder by the Administrator, the Fund shall pay to the Administrator on the last day of each month a fee not to exceed 7/240 of 1% of the average daily gross assets of the Fund throughout the month. In calculating the gross assets of the Fund for this purpose, there shall be deducted therefrom all liabilities of the Fund except the principal amount of any indebtedness for money borrowed including debt securities issued by the Fund. Upon and after the investment by the Fund of substantially all of its assets in another investment company with substantially the same investment objective, policies and restrictions as the Fund, the Fund shall pay to the Administrator on the last day of each month a fee not to exceed 7/240 of 1% of that portion of the average daily gross assets of such other investment company throughout the month which is attributable to the Fund's interest in such other investment company. In calculating the gross assets of such other investment company, all liabilities of the other investment company shall be deducted except the principal amount of any indebtedness for money borrowed including debt securities issued by the other investment company.



EATON VANCE ADVISERS SENIOR              EATON VANCE MANAGEMENT
 FLOATING-RATE FUND

By /s/ James B. Hawkes                   By /s/ William M. Steul
   ---------------------------------        ------------------------------------
   President,  and not individually         Vice President, and not individually